Chairman and Chief Executive Officer
Caterpillar Inc.
Peoria, Illinois 61629

May 22, 2006

Dear Institutional Investor:

After speaking to several investors about our request to vote FOR our new long-term incentive plan, I wanted to personally follow up with you on some additional thoughts about the plan. As I said in my last letter to you, the plan expired in April 2006, and we are requesting 36 million shares, of which 16 million will be rolled over from the previous plan. Let me provide a bit more color on why we believe the new plan is a good idea even from a share usage (run rate) point of view.

You will note that our performance has outpaced the market while our share usage has dramatically decreased. In fact, we reduced our share usage from approximately 2.7% in 2004 to less than 1.5% in 2006. Below is a list of our share usage over the past 3 years:

➢	2004 Grant 17.8M
➢	2005 Grant 12.6M, a 29.3% reduction
➢	2006 Grant 9.8M, a 22.4% reduction

Dilution would be less than 5.5% of shares outstanding, and less than 3% for new shares. As is typical after share increases are approved, the current overhang of approximately 14% would be raised to approximately 19.5%. Please note that the plan caps the usage of the full value shares to 20% of total shares requested, and authorization is expected to last us 3-4 years. I should also mention that the benefits of SARs for “pool life” purposes would not be realized until 4 or 5 years down the road. Finally, the plan outlines a limit on the number of restricted stock that can be issued under the plan (1/5 of the total approved).

As a reminder, every option eligible employee is subject to strictly enforced and substantial target ownership requirements. Option grants are adjusted downward if ownership is not at an acceptable level.

I believe that we need to preserve flexibility in providing incentives to our management team while keeping their interests aligned with the interests of all shareholders. That is why I am again asking you to vote FOR our long-term incentive plan if you have not already done so. Thank you again for your consideration.

 Sincerely,

/s/James W. Owens
James W. Owens
Chairman & CEO